QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant

K&F Intermediate Holdco, Inc., a Delaware corporation

K&F Industries, Inc., a Delaware corporation

Aircraft Braking Systems Corporation, a Delaware corporation

Engineered Fabrics Corporation, a Delaware corporation

Aircraft Braking Services, Inc., a Delaware corporation

ABSKY Corporation, a Delaware corporation

Aircraft Braking Systems Europe Limited, a United Kingdom corporation

Aircraft Braking Systems Services Limited, a United Kingdom corporation

QuickLinks

Subsidiaries of the Registrant